FOR IMMEDIATE RELEASE:

ZENITH TECHNOLOGY ACQUIRES ADSOUTH

Irvine, California, January 5, 2004

Today, ZENITH TECHNOLOGY, INC. (OTCBB:ZNTH) has acquired 100% of ADSOUTH, INC., a Boca Raton based media placement and creative marketing firm with 4th quarter 2003 revenues in excess of $650,000 and pre-tax net profits above $95,000.

ADSOUTH specializes in direct response television marketing with clients that advertise their products or services on local and national television networks.

Gary Hohman, President of ADSOUTH states: "This new venture with ZENITH and its affiliated business development company, Tiger Fund, Inc. is in line with our long-term strategy to internally generate growth through the acquisition of direct response products and services. Those acquisitions will immediately diversify ADSOUTH's income stream from just ad and creative billings to direct sales from television responders and ultimately distribution to major retailer chains. This will allow for rapid growth in 2004 as the economy rebounds and more products can be placed into the marketplace."

ADSOUTH and it's affiliated business development company, Tiger Fund, Inc. have several target products and services that will be under review immediately. Tim Williams of TIGER FUND, Inc. states: "The Tiger Fund will commit all of its time and resources in assisting AdSouth in identifying and developing quality direct response product or service lines. This acquisition will accelerate the long term goals of the TIGER FUND and is in line with the current plans of ADSOUTH."

"We are excited to be working with such a successful and forward thinking group of individuals at ADSOUTH. ADSOUTH's ability not only to generate revenues but to generate profitability is a testament of their business savvy." Stated Omar Rizvi, Managing Partner of Strategy Partners, LLC, investment advisor to the Tiger Fund.


Forward Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company's Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.

For further information contact:

Omar A. Rizvi
949.852.3588
Strategy Partners, LLC